Synergy Reports First Quarter Results

Revenues increase by 12% to $14.9 million.

Shareholders' Equity increases by 128% to $2.02 per share.

Melville, NY (May 16, 2005) - Synergy Brands, Inc. (NASDAQ:SYBR)

Highlights:

o Working Capital increases by 46% to $2.7 million.

o Senior Line rate reduced to 9.75% from 17%.

o Operating Income before non-cash charges increases to $.02 per share from a loss of $.01 per share.

o $761,354 of Debt was converted to equity at an average price of $3.11 per share.

Synergy Brands (Company) reported that revenues increased by 12% to $14.9 million for the quarter ended March 31, 2005. The net loss was reduced by 8% to $0.21 per share vs. $.23 for the same period (see table below). The Shareholders' equity of the Company increased by 128% to $6.7 million for the period ended March 31, 2005 or $2.02 per share. Operating Profit before non-cash and financing charges increased by 395% to $ 71,933.

The Company reported a record quarter for its PHS Group segment by generating $14.4 million in revenues with an operating profit of $200,000. The Company's Cigar operations remained flat while Proset reported lower sales. Management expects to continue its growth in its PHS segment and believes that its impending store opening for its Cigar business should increase the operating results of its Cigar operations. Proset has a significant backlog of orders for the second Quarter and expects to generate an operating profit in the period ending June 30, 2005.

The Company's major cost centers that have grown during this period of rapid revenue growth include financing costs, which totaled $334,230, and Operating costs, which totaled $915,631. The Company has incurred initial expenses in expanding its warehousing facilities in Syosset, NY. The Company added six trucks to its warehouse as well as expanded the facility to handle its Direct-Store-Delivery (DSD) operation. Management believes that fixed costs have been established and should revenues continue to rise, operating margins should also increase. The Company's warehousing operations represented approximately 30% of operating costs, while generating about 20% of sales. The Company believes that if DSD revenue concentration matches operating expense structure, overall margins should widen. The net loss of the Company increased to $692,147 from $457,974 predominately due to increased financing, equity based non-cash charges and operating costs in connection with the grocery DSD warehousing facility. Management believes that its current quarter is in conformity to its guidance released on April 7th, 2005.

Furthermore In the 1st quarter PHS secured an exclusive distribution contract for Fitti Brand Diapers in the Dominican Republic. The Company's Cigar operation plans on opening Bill Rancic's Cigars Around the World Store in June of 2005. The Cigar operation continues to develop outlets for distribution from its operation in Miami, Florida. The Company is exploring options with PGA Clubs, Strategic Websites and Wholesale arrangements. Synergy is committed to becoming one of the largest Premium Cigar purveyors to PGA Clubs and Resort facilities as well as online distribution.

The Company continues to explore strategic alternatives for its core assets. Synergy operates in three industries, which include Wholesale distribution of Groceries and HBA, Sale of Premium Cigars and a minority stake in a unique Travel Agency. In its continuing review of Assets, the Company seeks to maximize shareholder value through the distinct valuation of its properties.

Based upon independent business appraisals completed for the Company, management believes the following valuations could be made of its various business segments, realizing that such valuations are approximate and subject to various uncertainties.

o The Company's Cigar Franchise based upon accepted valuation standard could be valued at three times revenue or about $6 million.

o The Company's grocery operations could have a value equal to approximately 30% of Revenues or Approximately $12 million.

o The Company's 21.5% ownership stake in www.perx.com (Interline Vacations) based upon accepted valuation multiples could be valued at a 1.5 times booking multiple, which would be in excess of $7 million for the Company's stake.

The above analysis is based upon Management's analysis of its properties in conjunction with its independent appraiser for the purpose of testing impairment. In connection with its mergers and/or acquisitions strategies as may be developed by and/or for the Company and should not be considered for any other purpose.

Bill Rancic commented at the Company's opening of the Nasdaq market that "Synergy continues to make strides in creating sound foundations for its core assets. With the help of our business partners we believe that Synergy can optimize its franchise values for the benefit of its shareholders". Mair Faibish, president of the Company added, "Synergy is proud to be a member of the Nasdaq market and hopes that its rapid growth can be complemented with lower rates that may enable the Company to become profitable. Although we have taken the risk of rapid revenue growth to gain market share in our region, we believe that our mass should eventually lead to a sound capital structure".

About Synergy Brands

Synergy Brands, Inc. (http://www.sybr.com) is a holding Company that operates in the wholesale and online distribution of groceries and health & beauty Aid (HBA) as well as wholesale and online distribution of premium cigars and salon products through three specific business segments: PHS Group, which distributes grocery and HBA products to retailers and wholesalers located in the Northeastern US and Canada; Proset Hair Systems, which distributes Salon Hair Care products to wholesalers and distributors in the Northeastern part of the US and three companies within its Business to Consumer (B2C) segment, carried out through Gran Reserve Corporation. GRC operates Cigars Around the World, a Company that sells premium cigars to restaurants, hotels, casinos, country clubs and other leisure related destinations; CigarGold.com and Netcigar.com, which sell premium cigars through the Internet directly to the consumer; and BeautyBuys.com, which sells salon hair care products directly to the consumer via the Internet. The Company uses logistics web based programs to optimize its distribution costs on both wholesale and retail levels.

Synergy Brands also owns 21.5 percent of the outstanding common stock of Interline Travel and Tours, Inc., also known as PERX. PERX provides cruise and resort hotel packages through a proprietary reservation system to airline employees and their retirees. PERX is believed to be the largest Company in this sector of the travel industry. More information is available at www.perx.com.

For  a  complete  listing  of  the  Company's   public  filings,   please  visit
www.sec.gov.

FINANCIAL RESULTS OF OPERATIONS FOR THE QUARTER ENDED MARCH 31, 2005:

                                           TOTAL
                                        CONSOLIDATED      CHANGE
    1st Quarter ended 3/31/05

  Revenue                               14,934,354        12.23%
  Gross Profit                             805,200        -1.51%
  SG&A                                     915,631         8.77%
  Operating Profit (loss)                 (235,034)       38.18%
  Net loss                                (692,147)      -51.13%
  Per Share                                  (0.21)        9.59%
  Non cash Charges                         306,967        110.56%
  Interest Expense (net)                   334,230         20.14%
  Adjusted operating Income (loss)          71,933        395.95%
  Per Share                                   0.02
    1st Quarter ended 3/31/04

  Revenue                               13,307,183
  Gross Profit                             817,524
  SG&A                                     841,830
  Operating Profit (loss)                 (170,093)
  Net Profit (loss)                       (457,974)
  Per Share                                  (0.23)
  Non cash Charges                         145,787
  Interest income                          278,195
  Adjusted operating Income (loss)         (24,306)
  Per Share                                  (0.01)
  Adjusted Operating Income
  excludes interest and non-cash
  charges.

Liquidity and Capital Resources

1st quarter ended March 31:           2005        2004

Working Capital                    2,699,587   1,843,693     46.42%
Assets                            16,420,027  12,610,672     30.21%
Liabilities                        9,728,614   9,674,813      0.56%
Equity                             6,691,413   2,935,859    127.92%
Credit Facility                    5,981,907   5,378,138     11.23%
Receivable turnover (days)                43          40
Inventory turn (days)                     12          13
Current ratio                           1.30         1.22
Tangible Assets                   14,659,364   10,877,697    34.77%
Weighted Shares Outstanding        3,302,884    1,975,750
Book Value Per share                    2.02         1.45    40.45%

FORWARD LOOKING STATEMENTS (SAFE HARBOR)

This press release and Company review and assumptions made regarding the financial figures and other information, referenced and presented, state and reflect assumptions, expectations, projections, intentions and/or beliefs about past and future events that are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate to historical or current facts.
They use words such as "anticipate", "estimate", "project" "forecast", "may", "will", "should", "expect", "assume", and other deviations thereof and other words of similar meaning. In particular these include, but are not limited to, statements reflecting the projected revenues, earnings, profit and loss of the Company and associated costs. Furthermore, terms such as EBITDA (earnings before interest, taxes, depreciation & amortization) among others are not terms used under GAAP and should not be relied upon as such. Any or all of the Company's forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. For a description of many of these risks and uncertainties, please refer to the Company's filings with the U.S. Securities & Exchange Commission (www.sec.gov) including Forms 10K and 10Q..

Contact: Beverly Jedynak
         Martin E. Janis & Company, Inc.
         312-943-1100 ext. 12
         bjedynak@janispr.com